Exhibit 10.4

January 17, 2020

Michael Flink

Michael.flink@resideo.com

Re:Offer Letter

Dear Michael:

I am pleased to confirm our offer to you to become Executive Vice President of Transformation (Executive Band), based in Austin, Texas, reporting directly to me.  The effective date of this new position will be January 17, 2020 (“Effective Date”), subject to the terms and conditions of this offer letter.

In connection with your new role, you will be entitled to the following compensation and benefits package:

COMPENSATION

Base Salary: Your annual base salary will remain $469,000.  Base salary reviews occur annually and any adjustments are generally at the end of the first quarter of the calendar year.  Adjustments are based on your performance and other relevant factors.  You will next be eligible for a base salary review in March of 2020.

Annual Incentive Compensation:  Your target incentive compensation opportunity will remain at 90% of your annual cash base salary earnings during the year.  Incentive compensation awards are paid in the first quarter of the following year.

Annual Long-Term Incentive Awards:  You will be eligible for annual long-term incentive (“LTI”) awards with the size and mix determined by the Compensation Committee (“CC”) of the Company’s Board of Directors based on your performance and future career potential with Resideo.  The terms of all LTI awards are governed by the terms of the applicable stock plan and the relevant award agreements. Moreover, Resideo and the CC reserve the right to modify the design or mix of the LTI award program in the future.

OTHER EXECUTIVE BENEFITS

You will also be entitled to the following Executive Benefits:

•	Excess Liability Insurance: Resideo will pay the annual premium for an Excess Liability Insurance policy that provides $5,000,000 of personal liability umbrella coverage per occurrence.

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Officer Severance:  You will be covered under the Resideo Technologies, Inc. Severance Plan for Designated Officers (the “Officer Severance Plan”).  You will be required to execute a release of claims in favor of Resideo and its affiliates, and you may be required to agree to certain non-disclosure covenants, as a condition of receiving officer severance benefits.

INTELLECTUAL PROPERTY AND NON-COMPETITION AGREEMENTS

As a condition of this employment offer and in consideration of future LTI awards and base salary increases, you are required to execute, in the form attached hereto, (i) Resideo’s “Employee Agreement Relating to Trade Secrets, Proprietary and Confidential Information” (“IP Agreement”), and (ii) the “Resideo Technologies, Inc. Noncompete Agreement for Senior Executives” (“Noncompete Agreement”), both of which are attached hereto.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by electronically signing this offer letter, as well as the IP Agreement and Noncompete Agreement via DocuSign.

Michael, we are excited to be extending this offer to you and look forward to working with you in this new role.  Your experience and background is an asset to our Company.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

/s/ Mike Nefkens

Mike Nefkens

President and CEO

Read and Accepted:

/s/ Michael Flink	January 31, 2020
MICHAEL FLINK	Date